Exhibit 99.6

January 31, 2017

PharmAthene, Inc.

One Park Place Suite 450

Annapolis, MD 21401

(410) 269-2600

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation

PharmAthene, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the mergers described in the proxy statement/prospectus/consent solicitation.

Sincerely,

/s/ David J. Drutz

David J. Drutz